Exhibit 5.1

October 3, 2011

Board of Directors Stifel Financial Corp. 501 N. Broadway St. Louis, MO 63102
Re:	Stifel Financial Corp.

Gentlemen:

We refer to the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) (No. 333-158301) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), by Stifel Financial Corp., Inc., a Delaware corporation (the “Company”).  We also refer to our opinion dated March 30, 2009, which was included as Exhibit 5.1 to the Registration Statement, and the prospectus supplement to the Registration Statement filed with the Commission on October 3, 2011 (the “Prospectus Supplement”).  The Prospectus Supplement relates to the sale by the selling stockholder named therein of 225,023 shares issued by the Company to the selling stockholder as initial share consideration (the “Initial Shares”) in connection with the Company’s acquisition of Stone & Youngberg LLC, as well as up to 274,977 additional shares which may be issued by the Company as additional contingent “earn-out” consideration in connection with that transaction (the “Earn-out Shares,” and together with the Initial Shares, the “Shares”).

In connection herewith, we have examined:

(1)	the Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”);

(2)	the Amended and Restated Bylaws of the Company (the “Bylaws”);

(3)	the Membership Interest Purchase Agreement, dated July 25, 2011, between the Company, and Stone & Youngberg Holdings LLC (as amended, the “Purchase Agreement”); and

(4)	the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials, officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed.  In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and that (i) the Initial Shares have been validly issued, fully paid and nonassessable and (ii) that the Earn-out Shares, when issued and delivered by the Company and paid for pursuant to the Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K, incorporated by reference into the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP